Exhibit 3.11

SECOND AMENDMENT TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

VERIZON WIRELESS CAPITAL LLC

This SECOND AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT (the “Amendment”) of Verizon Wireless Capital LLC, a Delaware limited liability company (the “Company”), is entered into by Cellco Partnership, a Delaware general partnership, the sole member of the Company (the “Member”), effective October 1, 2008.

WHEREAS, the Member desires to amend the Agreement;

NOW, THEREFORE, in consideration of the foregoing premise, and for other good and valuable consideration, the Agreement is amended, as follows:

6. Registered Office; Registered Agent. The address of the registered office and the name and address of the registered agent of the Company in the State of Delaware is The Corporation Trust Company c/o Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

ALL OTHER PROVISIONS OF THE AGREEMENT SHALL REMAIN UNCHANGED.

IN WITNESS WHEREOF, the undersigned has duly executed this Amendment as of the date first set above written.

SOLE MEMBER

Cellco Partnership

By:	/s/ Karen M. Shipman
Karen M. Shipman
Assistant Secretary